Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Athena Bitcoin Global

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(b)	409,412,900	$0.48	19,651,819	0.00015310	$3,008.69
Fees to be Paid	Equity(3)	Common Stock, par value $0.001 per share	457(b)	34,650,000	$0.48	1,663,200	0.00015310	$254.64

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(c)	409,412,900	$2.66	1,089,038,314	0.0000097	$100,953.85
Fees Previously Paid	Equity(3)	Common Stock, par value $0.001 per share	457(c)	50,000,000	$2.66	133,000,000	0.0000097	$12,329.10
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					21,315,019		$3,263.33
	Total Fees Previously Paid							$113,411.40
	Total Fee Offsets							–
	Net Fee Due							$–

(1)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $2.61 (bid) and $2.70 (ask) price of the Registrant's Common Stock as reported on the OTC Markets on 02/04/2022, which was within 5-days of the previous payment of $113,282.95.

(2)	The maximum price per share and the maximum aggregate offering price are based on the average of the $0.0438 (bid) and $ 0.0486 (ask) price of the Registrant's Common Stock as reported on the OTC Markets on 05/08/2025, which is lower than the price of the Registrant's Common Stock as reported on the OTC Markets on 02/04/2022, within 5-days of this Amended Registration Statement.

(3)

Represents shares of Common Stock issued upon the conversion of the $3,465,000 principal amount of the Company’s 6% Convertible Debentures Due 2023 (the “Convertible Debentures”) that were acquired by the selling shareholders in a private placement and are offered by the selling stockholders. The filing fees previously paid were based on the number of shares issuable upon the conversion of the principal amount of the Convertible Debentures issued in a private placement, however, only a total of $3,465,000 of the principal amount of the Convertible Debentures was converted into 34,650,000 shares of Common Stock which were acquired by the selling shareholders in a private placement and are offered by the selling shareholders.